Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (N0. 333-12543, 333-127206, 333-159805, and 333-186085) of BFC Financial Corporation of our report dated March 17, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
March 17, 2014